Exhibit 10.72
SECOND AMENDMENT TO THE DYNEGY INC. COMPREHENSIVE
WELFARE BENEFITS PLAN
WHEREAS, Dynegy Inc. (the “Company”) and certain of its affiliates (“Participating Employers”) have previously adopted the Dynegy Inc. Comprehensive Welfare Benefits Plan, effective as of January 1, 2002 and as subsequently amended (the “Plan”);
WHEREAS, the Working Families Tax Relief Act of 2004, Pub. L. No. 108-311, (“WFTRA”) amends Section 152 and other sections of the Internal Revenue Code (“Code”) with respect to the definitions of “Dependents” and “Qualifying Individuals” effective as of January 1, 2005;
WHEREAS, Internal Revenue Service Notice 2004-79, I.R.B. 2004-49 provides that the intent of Congress was not to change the definition of “Dependent” for purposes of employer-provided health plans and that an employee may exclude from gross income the value of employer-provided coverage for an individual who meets the definition of a “Qualifying Relative” except that the individual’s gross income equals or exceeds the exemption amount;
WHEREAS, Section 8.1 of the Plan provides that the Company may amend the Plan and any or all Constituent Benefit Programs incorporated therein on behalf of itself and the Participating Employers;
WHEREAS, the Company desires to clarify that Code Section 152, as amended by WFTRA, shall not apply to any Constituent Benefit Program providing group health benefits under the Plan and to amend the Plan in certain other respects;

NOW, THEREFORE, in consideration of the premises above, the Plan shall be, and hereby is amended as follows effective as hereinafter provided:
I.
Effective as of January 1, 2005, Section 1.1(c) of the Dynegy Inc. Health Care Spending Account Program, a Constituent Benefit Program under the Plan, is hereby amended in its entirety to provide as follows:
“(c) Dependent: Any individual who is a dependent of a Program Participant as defined or determined by the terms of the Dynegy Inc. Group Medical Plan. Any child to whom section 152(e) of the Code applies shall be treated as a Dependent of either parent for purposes of the Program.”
II.
Effective as of January 1, 2005, Section 1-1 (c) of the Dynegy Inc. Health Care Spending Account Program for Eligible Employees Covered Under a Collective Bargaining Agreement, a Constituent Benefit Program under the Plan, is hereby amended in its entirety to provide as follows:
“(c) Dependent: Any individual who is a dependent of a Program Participant as defined or determined by the terms of Dynegy Inc. Group Medical Plan. Any child to whom section 152(e) of the Code applies shall be treated as a Dependent of either parent for purposes of the Program.”
III.
Effective immediately prior to January 1, 2005, the Dynegy Inc. Severance Pay Plan and the Dynegy Inc. Executive Severance Pay Plan (jointly, the “Severance Pay Plans”) shall cease to be Constituent Benefit Programs under the Plan. Therefore, Appendix B to the Plan is hereby amended by deleting Sections X and XI. Following this amendment, the Severance Pay Plans shall be treated as separate plans, providing benefits in accordance with their terms and subject to applicable law.

IV.
Except as modified herein, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned has caused this Second Amendment to the Plan to be executed this 28th day of December 2004, to be effective as provided above.

DYNEGY INC.
By:	/s/ [ILLEGIBLE]
	Title:	Chairman - BPC

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